Exhibit 99.4


[GRAPHIC OMITTED]                        Press Contacts:  Page Caldwell
                                         ---------------
                                                          Computone Corporation
                                                          +770-625-0000 - X1640
                                                          pagec@computone.com

                                                          David A. Kaminer
                                                          The Kaminer Group
                                                          +914-684-1934
                                                          dkaminer@kamgrp.com
For Immediate Release

        Computone Acquires Leading Linux/Unix Service and Support Company
                                       --
       Merges with Multi-User Solutions to Serve Rapidly-Growing IT Market

ATLANTA, June 30, 2000 -- Computone Corporation (OTC BB: CMPT) said today that it has completed the acquisition of Multi-User Solutions, Ltd., of Norcross, a leading third party provider of service and support specializing in Linux(R), SCO(R) UNIX(R), Windows(R) NT, and other Open Systems.

     Perry Pickerign, president and CEO of Computone, said the combining of the two Atlanta-area companies "represents a significant step forward for Computone, broadening the size, reach and offerings of the company." He said the acquisition was completed for an aggregate consideration of $4 million in cash and 800,000 shares of Computone stock, noting that the consideration is subject to an increase of up to $1.5 million dependent on the satisfaction of specified performance objectives.

     Both Atlanta area companies have emerged as leaders serving the needs of the rapidly-growing marketplace of small and medium-size companies using SCO UNIX, Linux, Windows NT and other Open Systems solutions. Multi-User Solutions will operate as a subsidiary of Computone, which is a pioneer in IT connectivity and remote access communications technology and products, with Darrin Sherrill, its co-founder, serving as COO and reporting to Pickerign.

Finally, a Full-Service Provider

     "The growing marketplace had been hungry for a nationwide full-service provider who could both supply and support users," said Computone's Pickerign. "Now, with the new combined Computone and Multi-User organization, there is finally a company that more than meets those requirements. We believe it will be catalytic model for the service and support industry as well as Computone."

     Multi-User (www.multiuser.com) completed a profitable fiscal 1999 with more than $9 million in revenues. It was founded in 1991 to provide operating system support, systems integration, and logistics management to customers of turnkey software vendors in North America. Today, Multi-User supports and provides services to major software vendors and customers in more than 13,000 locations, focusing on Linux, SCO UNIX, Microsoft(R) Windows NT and Novell(R). The company has a long relationship with Santa Cruz Operations (SCO), which has some 70 percent of the UNIX marketplace on Intel(R) platforms, and was SCO's first Authorized Support Center (ASC) in North America.

     In 1999, Caldera(R) Systems, a leading distributor of Linux, named Multi-User as its first ASC, with the company also serving as its internal Help Desk on an interim basis, as well as providing telemarketing sales for support contracts. Multi-User has third-party labor agreements with IBM(R), NCR(R), Data General(R), USNET(R) and other major organizations to provide same-day and next-day service solutions, including overnight replacement and on-site service.

`Another Important Step in the Right Direction or Computone'

     "This is another important step in the right direction for Computone, dramatically improving efficiencies and profitability," said Pickerign. "Growing sales, increasing the profit picture, moving ahead and putting problems of the past behind are all important in making and keeping Computone a viable and exciting company in step with today's markets and times," Pickerign said.


Significant Revenue Stream and Profitability

     Pickerign called Multi-User revenue stream "significant," noting that it was "many times greater than competitors such as Linuxcare -- plus having the added distinction of profitability." He said Multi-User's support contracts with SCO, Caldera and TurboLinux(R) "show the company has earned its wings in a highly-competitive marketplace. Multi-User has been able to achieve profitability in its market niche, demonstrating the value of its proprietary tools, strength of its management team, and a sound execution of its strong business plan."

Perfect Fit with Computone

     "Computone and Multi-User are perfect fit -- a great marriage," said Multi-User's Sherrill. "We have the same culture, the same strong work and service ethic, share a market focus and, more and more often, the same customers and strategic partnerships. And now, by being part of Computone, Multi-User will gain the exposure and resources necessary to capitalize on current and emerging market opportunities."

     Pickerign agreed, noting that the acquisition "will give Computone a distinct competitive advantage as we gain the ability to provide unparalleled service and support -- 24 hours a day, seven days a week -- and enable our resellers to differentiate themselves by providing 7x24 next day, on-site support to their customers as well.

     "Today," Pickerign said, "the new Computone organization has a service reach for supporting Linux, Unix, NT and more that greatly exceeds our competition, and provides a platform for us to become a dominant player in the IT service and support arena."

A pioneer and leader in the worldwide IT industry since 1984, Computone Corporation (OTC BB: CMPT, www.computone.com) designs, manufactures and markets a comprehensive line of remote access communications servers for Internet, LAN/WAN and Windows NT/SCO UNIX/Linux and other Open Systems. Computone is also a leading producer of high-speed multiport I/O boards, serving vertical markets including healthcare, retail/point-of-sale, banking and financial, telecommunications, Internet service providers (ISPs), transportation, hospitality and education. Based in the Atlanta suburb of Alpharetta, Computone sells through a worldwide network of authorized and certified distributors. For the fiscal 2000, ended March 31, 2000, Computone reported an increase of 10 percent in net sales over 1999.

Multi-User Solutions provides service and support for both hardware and software. Software support includes: Microsoft, SCO Open Server/Desktop, SCO Xenix(R) System V, SCO UNIXWARE(R), Merge(R), WABI(R), MPX/SMP(R), Virtual Disk Manager and LAN Manager for SCO(R), ArcServ for SCO(R), SCO Doctor(R), Advanced File and Print Server(R), FastStart Products(R), X Vision Products(R), Caldera, Linux and TurboLinux. It supports leading hardware vendors including: 3COM(R), Compaq(R), Computone, DEC(R) (Compaq), Dell(R), Fujitsu(R), Gateway(R), Hewlett-Packard(R), IBM, Intel, Lexmark(R), Magnavox(R), NEC(R), Okidata(R), Panasonic(R), Samsung(R), Seagate(R), Sony(R), Texas Instruments(R) (HP), Toshiba(R), and U.S. Robotics(R) (3COM).

This press release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

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